EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)—November 7, 2016—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended September 30, 2016 of $35.8 million, or $.54 diluted earnings per common share and $.54 basic earnings per common share, compared to $32.0 million or $.48 diluted earnings per common share and $.48 basic earnings per common share for the same period in 2015, representing an increase of 12.5 percent in diluted earnings per common share and a 11.9 percent increase in net income.  Net income for the nine months ended September 30, 2016 was $98.5 million, or $1.49 diluted earnings per common share and $1.49 basic earnings per common share, compared to $101.8 million, or $1.53 diluted earnings per common share and $1.53 basic earnings per common share for the same period of 2015, representing a decrease of 2.6 percent diluted earnings per common share and a 3.2 percent decrease in net income.

Net income for the three months ended September 30, 2016 was positively impacted by a credit to the provision for possible loan loss expense of $875,000 after tax, compared to an expense of $5.74 million for the same period of 2015.  The credit to the provision can be attributed to a large recovery on a loan charged off in prior years that positively impacted the overall balance in the allowance for probable loan losses.  Net income for the nine months ended September 30, 2016 decreased by 3.2% when compared to the same periods in 2015.

“The Company continued to have earnings success for the first nine months of 2016.  Management remains committed to achieving superior earnings despite the continued regulatory challenges facing the industry, and the difficult economic environment across the United States and overseas.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  Management was also pleased because of its focused effort to recover a significant past loan loss that added to the third quarter earnings.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2016 were $11.9 billion and $11.8 billion at December 31, 2015.  Net loans were $5.8 billion at September 30, 2016 and $5.9 billion at December 31, 2015. Deposits were $8.5 billion at September 30, 2016 and December 31, 2015.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 204 facilities and 309  ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml